Continental Materials Corporation Reports Unaudited Fiscal Third Quarter Results

CHICAGO, IL -- (Marketwire - November 14, 2012) - Continental Materials Corporation (NYSE MKT: CUO) today reported a net loss of $191,000 for the third quarter ended September 29, 2012 or 11 cents per diluted share compared to the net loss of $322,000 or 20 cents per diluted share for the third quarter ended October 1, 2011. Sales from continuing operations for the 2012 quarter were $29,166,000, an increase of $3,655,000 or 14.4% from the third quarter of 2011. The increase in sales was primarily in the Concrete, Aggregates and Construction Supplies ("CACS") segment as the construction markets in southern Colorado began to show some signs of recovery from the very depressed conditions that prevailed over the past three years. Sales in the Heating and Cooling segment partially offset this gain as the furnace selling season got off to a slow start due to very warm weather in California and the Southwest.

Consolidated sales from continuing operations in the first nine months of 2012 were $83,309,000, an increase of $5,065,000 or 6.5% from the first nine months of 2011 due to the same reasons discussed for the quarter.

For the nine months ended September 29, 2012 the net loss was $1,755,000 compared to a net loss of $1,597,000 for the first nine months of 2011. The operating loss from continuing operations for the first nine months of 2012 was $2,329,000 compared to $1,901,000 of operating loss from continuing operations in 2011. The consolidated gross profit ratio (sales less cost of sales exclusive of depreciation, depletion and amortization) declined to 19.0% for the first nine months of 2012 from 20.4% for the same period in 2011. All but the Heating and Cooling segment experienced some reduction in their gross profit ratio. The CACS segment experienced the most significant decline in the gross profit ratio due to stagnant prices for ready mix concrete coupled with higher cement and fuel prices. In addition, higher costs and an unfavorable shift to lower priced products in the aggregates division contributed to the diminished gross profit ratio. Depreciation expense decreased by $255,000 reflecting the reduced capital spending in the years since the economic recession and financial crisis of 2008/2009. Consolidated selling and administrative expenses were $438,000 higher in the first nine months of 2012 compared to the comparable period in the prior year. The reduced expenses related to the Pikeview litigation were more than offset by increased spending in the other segments including new product research and development efforts at the company's HVAC businesses. The first of the new products is expected to be ready for sale during the second quarter of 2013. Product liability defense costs were also higher in the Heating and Cooling segment. Selling and administrative expenses as a percentage of net sales dropped from 18.9% from 18.3%.

Interest expense in the first nine months of 2012 was approximately $137,000 lower than the same period of 2011. The reduction in interest expense was due to a combination of lower average borrowings and the absence of amortization of deferred financing fees as these deferred costs were fully amortized in April 2012.

Income taxes are recorded based upon the effective rate for the year estimated at the end of each quarter. The effective rate estimated as of both September 29, 2012 and October 1, 2011 was approximately 37%.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     CONTINENTAL MATERIALS CORPORATION
                       SUMMARY OF SALES AND EARNINGS
                                (Unaudited)

                         Three Months Ended           Nine Months Ended
                     September 29,   October 1,  September 29,   October 1,
                          2012          2011          2012          2011
                     -------------  -----------  -------------  -----------

Sales                $  29,166,000  $25,501,000  $  83,309,000  $78,244,000

Operating loss            (165,000)    (363,000)    (2,329,000)  (1,901,000)

Interest expense,
 net                      (135,000)    (192,000)      (460,000)    (597,000)

Other income, net            3,000           --         17,000       25,000
                     -------------  -----------  -------------  -----------

Loss from continuing
 operations before
 income taxes             (297,000)    (555,000)    (2,772,000)  (2,473,000)

Benefit for income
 taxes                     106,000      239,000      1,026,000      920,000
                     -------------  -----------  -------------  -----------

Net loss from
 continuing
 operations               (191,000)    (316,000)    (1,746,000)  (1,553,000)

Loss from
 discontinued
 operation net of
 income tax benefit             --       (6,000)        (9,000)     (44,000)
                     -------------  -----------  -------------  -----------

Net loss             $    (191,000) $  (322,000) $  (1,755,000) $(1,597,000)
                     =============  ===========  =============  ===========

Net loss per basic
 and diluted share:
  Continuing
   operations        $        (.11) $      (.20) $       (1.07) $      (.96)
  Discontinued
   operations                 (.00)        (.00)          (.00)        (.03)
                     -------------  -----------  -------------  -----------
  Net loss per basic
   and diluted share $        (.11) $      (.20) $       (1.07) $      (.99)
                     =============  ===========  =============  ===========

Average shares
 outstanding             1,634,000    1,623,000      1,634,000    1,615,000
                     =============  ===========  =============  ===========

CONTACT:
Mark S. Nichter
(312) 541-7207